EXHIBIT 21

SUBSIDIARIES OF THE COMPANY

CECO Group, Inc.	(Delaware)
CECO Filters, Inc.	(Delaware, subsidiary of CECO Group, Inc.)
CECO Abatement Systems, Inc.	(Delaware, subsidiary of CECO Group, Inc.)
H.M. White, Inc. (f/k/a CECO Energy, Inc.)	(Delaware, subsidiary of CECO Group, Inc.)
CECOaire, Inc.	(Delaware, subsidiary of CECO Group, Inc.)
The Kirk & Blum Manufacturing Company	(Ohio, subsidiary of CECO Group, Inc.)
kbd/Technic, Inc.	(Indiana, subsidiary of CECO Group, Inc.)
CECO Filters India Pvt. Ltd.	(India, subsidiary of CECO Filters, Inc.)
New Busch Co., Inc.	(Delaware, subsidiary of CECO Filters, Inc.)
CECO Acquisition Corp.	(Delaware, subsidiary of CECO Group, Inc.)

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